                                                                   EXHIBIT 10.36
                                   VIEWLOCITY

                                PARTNER AGREEMENT
                             VALUE ADDED RESELLER &
                                EMBEDDED LICENSES

Between       VIEWLOCITY                               and FRONTEC AB
              (FRONTEC AMT AB)
              Box 13                                       Gardsvagen 7
              S-171 18 Solna                               S-169 70 Solna
              Sweden
              Tel: +46 8 799 32 00                         Tel: +46 8 470 22 00
              Fax: +46 8 799 32 99                         Fax: +46 8 470 2199
              Org.nr: 556209-9829                          Org.nr: 556272-5092
              Referred as "Software Provider"              Referred as "Partner"

              TO THIS AGREEMENT THE FOLLOWING APPENDICES FORM AN INTEGRATED
              PART:
              APPENDIX A - Price list reference and discounts scheme APPENDIX B - Contact persons
              APPENDIX C - Bundled/Embedded pricing
              APPENDIX D - Deliverables
              APPENDIX E - Software License Conditions
              APPENDIX F - Update and Support Agreement
              APPENDIX G - Specification of In-house Software for Partner APPENDIX H - Sales Forecast
              APPENDIX I - Training
              APPENDIX J - Other Conditions

1.       Background and scope of agreement...................................4
2.       Relation of the parties.............................................4
3.       Mutual Non Disclosure...............................................4
            3.1  Information                                                 4
            3.2  Exceptions                                                  5
4.       Ordering of software................................................5
5.       Delivery of software ...............................................6
6.       Contact Persons.....................................................6
7.       Responsibilities of Software Provider...............................6
            7.1  Software Maintenance                                        6
            7.2  Enhancements of Software                                    7
            7.3  Product Announcements and Withdrawals                       7
            7.4  Training                                                    7
            7.5  Sales Promotional Material                                  8
8.       Price lists, changes in pricing.....................................8
            8.1  Price list, and changes thereof                             8
            8.2  Discounts                                                   9
9.       Responsibilities of Partner ........................................9
            9.1  Proactive Marketing and Sales                               9
            9.2  Responsibility for Use                                      9
            9.3  Software License Conditions                                10
            9.4  Partner's Software Register                                10
            9.5  Update and Support to End Users                            10
10.      Title and intellectual property rights.............................11
11.      The In-house Software .............................................11
           11.1  In-house Software License
           11.2  In-house Update and Support
           11.3  In-house Software Support
12.      Indemnities .......................................................12
           12.1  Software Provider Indemnity
13.      Limitation of liability ...........................................13
14.      Audit rights.......................................................14
15.      Payment............................................................14
16.      Warranties.........................................................15
           16.1  Limited Warranty                                           15
           16.2  Rights                                                     15
           16.3  No Other Warranties                                        16
17.      Term and termination...............................................16

           17.1  Term and Term of Notice                                    16
           17.2  Termination for Cause                                      17
           17.3  Licenses Terminate                                         17
 18. General provisions ....................................................18
           18.1  Disputes                                                   18
           18.2  Severability                                               18
           18.3  Notices                                                    18
           18.4  Assignment                                                 18
           18.6  Waiver                                                     19
           18.6  Entire Agreement                                           19
           18.7  Modifications                                              19
           18.8  Headings                                                   19
 19. Force majeure .........................................................20
     Appendix A Price list reference and discounts                          21
     Appendix B Contact persons                                             23
     Appendix C Bundled/Embedded pricing                                    24
     Appendix D Deliverables                                                25
     Appendix E - Software License Conditions                               26
     Appendix F - Update and Support Conditions                             27
     Appendix G - Specification of In-house Software                        29
     Appendix H - Sales Forecast                                            30
     Appendix I - Training                                                  31
     Appendix J - Other conditions                                          32

1.           BACKGROUND AND SCOPE OF AGREEMENT

             Software Provider has developed the AMTrix System, referred to as the Software and described as deliverables in Appendix D, and has together with Partner decided that both parties will mutually benefit from cooperating according to the Viewlocity Partner Program, hereinafter referred to as this Agreement. Partner was originally the owner of Software Provider and responsible for the initial development of AMTrix, and in that role also the only sales channel for the product.

             Subject to the terms and conditions of this Agreement, Software Provider hereby grants to Partner, and Partner hereby accepts a non-exclusive, non transferable, right to market, resell, distribute, sublicense support and use the Software under Software Provider's trademark, or trade name, in all countries worldwide, referred to as the Territory, to companies and organizations, referred to as End Users.

             In addition, Partner shall have the right to grant sublicenses to market, resell, distribute, and use the Software to third parties, referred to as Reselling Part, provided that any such Reselling Part shall be accepted by Software Provider prior to any such appointment. Partner remains responsible to Software Provider for performance of all of the obligations under this Agreement.

2.           RELATION OF THE PARTIES

             Both parties operate as independent companies, carry their own costs for sales and support, and do not under-take any commitments towards each other except those stated in this Agreement. Neither party shall have the right to commit the other party with respect to any third party unless stated in this Agreement.

3.           MUTUAL NON DISCLOSURE

3.1          INFORMATION

             Proprietary Information shall include without limitation trade secrets, business plans, manufacturing process, finances, customers, marketing, production and margin information, and invention research. All Proprietary Information shall remain the property of the disclosing/originating party. Nothing contained in this Agreement or the disclosure pursuant to this Agreement shall be construed as granting any license or rights under any proprietary right whether present or future.

              The party disclosing or supplying the Proprietary Information shall retain all rights and title thereto. Each party acknowledges that such Proprietary Information is of substantial value and that any disclosure or misuse is harmful to the originating party.

              All proprietary notices, labels or marks relating to any intellectual property rights incorporated IN, marked ON or fixed to any information disclosed or device furnished hereunder shall not be removed, altered or obliterated in whole or in part in any form. Any copyright, trademark or similar notice by itself, however, does not constitute or evidence a publication or public disclosure.

3.2           EXCEPTIONS

              Notwithstanding the other provisions of this Agreement, nothing received by either party shall be considered to be Confidential Information of the other if.
              a.   it has been published or is otherwise readily available to the public other than by a breach of this Agreement,
              b.   it has been rightfully received by the party from a third
                   party without confidential limitations,
              c. it has been independently developed by the receiving party without any violation of this Agreement,
              d. it was known to the possessing party prior to its first receipt by such party, as shown by files existing at the time of initial disclosure, or
              e. it has been intentionally disclosed by the party claiming that the information is Proprietary Information to a third party without restriction on disclosure.

4.            ORDERING OF SOFTWARE

              Orders for copies of the Software shall be communicated in writing, to Software Provider at the above address or at such other address as Software Provider may from time to time notify to Partner. All orders shall be accompanied with a copy of the software license agreement, as specified hereinbelow (Appendix E), entered into between Partner/Reselling Party and the End User in order that Software Provider may accurately allocate a particular serialization number for each End User.
              Orders shall be binding on Software Provider unless and until rejected by Software Provider in writing within ten (10) working days from the day the order was received by Software Provider subject to the preceding paragraph.
              Software Provider will use all reasonable endeavors to fulfill and deliver accepted orders for the Software with all reasonable dispatch but shah not be liable in any way for any loss of trade or profit occurring to Partner in the event of delivery being frustrated or delayed.

              Software Provider shall be obliged to deliver to Partner any Software according to such specification and price as was current at the time Partner made a quotation to any End User or, if such version of the Software would no longer be available, any equivalent or superior version of the Software, provided however, that such quotation is not older than ninety (90) days at the time of the order or otherwise agreed by both parties.
              Software Provider shall establish an electronic order system for Partner to use when ordering licenses. Software Provider will then create and electronically send a license agreement to the Partner for sign of end customer. Shipment of licenses will take place after license agreement has been signed and returned to Software Provider.

5.            DELIVERY OF SOFTWARE

              Software Provider will deliver the Software according to Appendix D, Deliverables.

6.            CONTACT PERSONS

              Software Provider and Partner shall each designate dedicated contact persons according to the following:
              a.   one (1) person as Sales & Marketing Contact;
              b.   one (1) person as Technical Contact;
              The name of the Contact Persons is set out in Appendix B.

7.            RESPONSIBILITIES OF SOFTWARE PROVIDER
7.1           SOFTWARE MAINTENANCE

              Software Provider shall maintain the Software and subsequent new releases in good condition and working order, conforming in all material respects to performance levels and technical specifications as described in the documentation and manuals relating to the Software in accordance with the conditions of the Update and Support Agreement as described in Appendix F.

7.2           ENHANCEMENTS OF SOFTWARE

              Partner shall receive from Software Provider new releases, updated releases and enhanced releases of the Software, for the Partner development license, at such time such releases are generally available to Software Provider's customers all in accordance with the Update and Support Agreement, Appendix F.

7.3           PRODUCT ANNOUNCEMENTS AND WITHDRAWALS

              Software Provider will keep Partner informed on new releases of the Software and other software products developed and marketed by Software Provider. Such information shall be supplied in a Product Announcement document.

              Software Provider will also inform Partner on releases of the Software, which are being withdrawn from the market. Such information shall be provided in a Product Withdrawal document. Any information on withdrawal of any release of Software will be given to Partner at least ninety (90) days prior to the date such withdrawal comes into effect, unless any such withdrawal would be due to any injunction or Software Provider otherwise would be enjoined from marketing, selling, or distributing the Software in question.

              Information provided in Product Announcements, and Product Withdrawals, respectively, will either be distributed on paper document or on electronic media such as E-mail.

7.4           TRAINING

              Software Provider will as part of this Agreement perform sales training and technical training, for Partner's staff, without cost to Partner, in accordance with the following:

              a. sales training is performed as one session at Partner's site as soon as possibly after this Agreement has been signed. The number of participating sales persons shall be limited to three (3) persons per Partners sales office. Additional training can provided by Software Provider in accordance with separate agreement between the parties and subject to Software Provider's regular price list for such services.

              b. technical training shall be performed (standard AMTrix 5 days basic training) at Software Provider's premises and in accordance with the from time to time current official training scheme. The number of participating technical persons shall be limited to five (5) persons per Partners sales office. Additional training can be provided by Software Provider in accordance with separate agreement between the parties and subject to Software Provider's regular price list for such services.

              Upon the release of updated versions, or new releases of the Software, Software Provider will perform a Release Seminar at its premises for technical personnel of Partner. Training can be provided by Software Provider in accordance with separate agreement between the parties and subject to Software Provider's regular price fist for such services.

7.5           SALES PROMOTIONAL MATERIAL

              Partner shall be entitled to, at no cost, use all Promotional Material produced by Software Provider in relation to the Software or any new releases or updates thereof, under the following conditions:

              a. Partner may reproduce any Promotional Material made in electronic format as long as the content is unchanged. Partner may add logotype and address information. Translations of sales promotional material shall, however, be allowed, but Software Provider prior to any use shall approve the translated version within five (5) working days after the translation has been received. Any translated version of the Sales Promotional Material shall be the intellectual property of Software Provider. Software Provider shall supply Partner with Product fact sheets and Product presentation slideshows in Swedish.

              b. printed material shall be supplied free of charge up to a volume, which corresponds, to Partner's forecasted sales volume. Software Provider shall be free to determine the actual volume of the printed promotional material, which shall be supplied to Partner.


              c. any charges from Software Provider to Partner with respect to Promotional Material shall be agreed upon from time to time, and shall, in all events, correspond to the actual cost of production.

8.            PRICE LISTS, CHANGES IN PRICING AND DISCOUNTS

8.1           PRICE LIST, AND CHANGES THEREOF

              The price list applicable to this Agreement and Territory will not be applicable outside the Territory.

              The current Price list valid at the time of the signing of this Agreement shall be as set forth in Appendix A, and revised Price lists will be published from time to time by Software Provider. Such revised Price fists shall come into effect ninety (90) days from the date Partner received notice thereof Partner shall however be entitled to order in accordance with the previous price list during such 90-days-period unless the prices for the Software according to the revised price list would be lower.

              If Partner/Reselling Part would integrate the Software into other software products, then special pricing can be agreed upon separately, Such special pricing is set out as net prices according to Appendix C.

              Current Nordic price list will be effective until the yearend of 1999. Starting January I year 2000 the new World Wide pricelist will be used,

8.2           DISCOUNTS

              Partner is entitled to discounts in accordance with Appendix A-

9.            RESPONSIBILITIES OF PARTNER
9.1           PROACTIVE MARKETING AND SALES

              Partner shall actively market and sell the Software, according to his business manors, within his normal territory of operation together with Ids services. Partner shall assign at least one dedicated sales person, as set out in Appendix B, and shall make its sales organization knowledgeable in the Software.

              Partner shall provide the Software Provider with a an updated twelve (12) month sales action plan together with a list of planned marketing activities, by the end of June and December each year for as long as this Agreement is valid. Partner shall also provide the Software Provider with a sales forecast for the coming three month to bee updated every quarter on the last working day of the quarter according to Appendix H.

9.2           RESPONSIBILITY FOR USE

              Partner assumes full responsibility for all use of the Software and any information entered, used, and stored therein. This includes without limitation protection of data from unintended modification, destruction or disclosure and for the accuracy and integrity of the results. Software Provider assumes no responsibility for End User negligence or Partner/Reselling Part negligence or failure to protect data from unintended modification, destruction or disclosure.

9.3           SOFTWARE LICENSE CONDITIONS

              Partner shall at all times ensure that prior to delivery of the Software to any End User/Reselling Part, such End User/Reselling Part enters into a Software License Conditions which, as a minimum, shall contain terms and conditions which correspond to the terms and conditions as specified in this agreement and in draft Software License Conditions, Appendix E, or as the same may be amended from time to time with the prior written consent of Software Provider. This Agreement is not valid for bundling/embedding of the License Products. This shall be agreed upon via a separate VAR agreement.

9.4           PARTNER'S SOFTWARE REGISTER

              Partner shall at all times keep an up-dated register over 0 End Users and Reselling Parties. Software Provider shall at all times during normal working hours have reasonable access to this software register. The software register shall as a minimum consist of the same data as in the Order Form, Appendix D. Software Provider shall supply Partner with a copy of current software for this purpose.

9.5           UPDATE AND SUPPORT TO END USERS

              Partner shall at all times encourage any End User/Reselling Part to enter into a Software Update and Support Agreement with the Software Provider which shall contain the terms and conditions as specified in draft Update and Support Agreement, Appendix F.

              The Update and Support Agreement will be signed between Software Provider and End User/Reselling Part. Partner shall report to Software Provider each time a new sale has been effected. Partner is entitled to 40% of the first year revenue of the maintenance fee, if Partner has assisted Software Provider to conclude an Update and Support Agreement valid for the first year after Partner's signing of a License Agreement with an End User/Reselling Part. In addition to this, Partner shall report to Software Provider each time a new sale has been effected that affects the Software Update and Support Condition.

10.          TITLE AND INTELLECTUAL PROPERTY RIGHTS

             Partner acknowledges that any and all copyrights, trademarks, patents and other intellectual property rights used or embodied in or in connection with the Software including all documentation and manuals relating thereto is and shall remain the property of Software Provider and Partner shall not at any time after the expire or termination of this agreement in any way question or dispute the ownership or any other such rights by Software Provider. The Software and related documentation provided by Software Provider to Partner hereunder should bear a copyright notice, which Partner shall preserve. Such notices shall be preserved on the Software on-screen at sign-on, in object code, on labels, and on diskette or tape jackets, as appropriate.

             Partner also acknowledges that such trade marks copyrights and other rights belonging to the Software Provider are only used by Partner with the consent of Software Provider and during continuation of this Agreement. Upon expire or termination hereof Partner shall forthwith discontinue such use, without receipt of compensation for such discontinuation, provided however that Partner may continue to use such trade names as previously agreed for the period following termination hereof for the purpose only of continuing the measure of support of the Software required to be provided by Partner hereunder unless Software Provider shall advise Partner that such right has been revoked.

             Partner shall not during or after the expire or termination of this Agreement, without the prior written consent of Software Provider, use or adopt any name, trade name, trading style or commercial designation that includes or is similar to or may be mistaken for the whole or any part of any trade mark, trade name, trading style or commercial designation used by Software Provider.

11.          THE IN-HOUSE SOFTWARE

11.1         IN-HOUSE SOFTWARE LICENSE

             Upon the signing of this Agreement, Partner hereby orders one (1) Development License at the price specified in Appendix A to be delivered according to the specification in Appendix G. (unit of the Software for one (1) Designated System, as defined in Appendix D, which shall be used for internal use and demonstrating purposes only, as described in Appendix G). This in-house copy of the Software, which shall be used by Partner in order to facilitate, without limitations, training, support, development only, may not be sold to any End User/Reselling Part.

             If Partner would desire to purchase additional In-house Software, to be used for other Designated Systems or other sites of Partner, then Partner shall pay the price for the Software according to above less the Additional In-house Discount as specified Appendix G.

11.2         IN-HOUSE UPDATE AND SUPPORT

             Software Provider shall provide maintenance on the In-house Software in accordance with Update and Support Agreement, Appendix F and as specified in Appendix G, that shall be valid, and paid for by the Partner, for as long as this Agreement is valid. The price will be set according to levels in Appendix F per year of the net price that partner has paid for each in-house software license. It is noted that the Update and Support Agreement, gives Partner access to new releases and corrected versions of the Software.

11.3         IN-HOUSE SOFTWARE SUPPORT

             Software Provider shall provide support with respect to the In-house Software in accordance with the Update and Support Agreement, Appendix F and G. The Update and Support Agreement shall be valid, and paid for by the Partner at agreed price, for as long as this Agreement is valid.

             For the avoidance of doubt, the following services shall not be included in the undertakings of Software Provider under this agreement, but may, be provided by Software Provider on a consultancy basis at the request of Partner subject to Software Providers regular fees for such services.
             a. consultancy and advice in connection with the research and development;
             b.   development services; and
             c.   administrative services.

12.          INDEMNITIES

12.1         SOFTWARE PROVIDER INDEMNITY,

             In the event that the Software, or any part thereof is, or in the reasonable opinion of Software Provider may become, the subject of any clain-4 suit or proceeding for infringement of any Swedish or foreign patent, trademark or copyright within the Territory, or in the event of any adjudication that the Software, or any part thereof, infringes any Swedish or foreign patent, trademark or copyright within the Territory, or if the sublicense or use of the Software, or any part thereof, is enjoined, Software Provider may, at its option and expense:

              a. procure for Partner the right under such patent, trademark or copyright to use or sublicense as appropriate, the Software or such part thereof, or

              b. replace the Software, or part thereof with other suitable programs or parts, or

              c. suitably modify the Software, or part thereof, provided such modified product is substantially similar to the Software in terms of functionality and performance, or

              d. if the use of the Software, or part thereof, shall be prevented by injunction, refund the aggregate payments paid therefore by Partner hereunder.

              Partner agrees to notify Software Provider of any infringement of the patents, trademarks or copyrights relating to the Software immediately after it becomes aware of such and to a reasonable extent provide Software Provider with information available to Partner regarding such infringement. Software Provider shall have the first right to bring legal proceedings against the infringer and if requested to do so by Software Provider, Partner shall at Software Providers option be joined or join as a nominal party to such legal proceedings. The parties agree that they will cooperate with each other and will provide each other with all necessary information required for the prosecution of any infringement.

13.           LIMITATION OF LIABILITY

              As long as Software Provider carries out its obligations under this Agreement, Software Provider shall not be liable for any costs or expenses incurred without its prior written authorization in relation to any alleged infringement. Software Provider also shall have no obligation to defend against, or to pay, any costs, damages or attorneys' fees in relation to any alleged infringement for any claim based upon:

              a, the use of other than an unaltered release of the Software, provided such unaltered release of the Software is provided to Partner

              c. the combination, operation or use of the Software with programs or data which were not furnished by Software Provider, if such infringement would have been avoided if the programs or data furnished by others had not been combined, operated or used with the Software, or

              d. the use of the Software on or in connection with equipment or software other than the Designated System(s) if such infringement would have been avoided by use on or in connection with the Designated System(s).


              Software Provider shall not be liable for any damages to property or else, which may occur when the Software is in the possession of Partner.

              Nor shall Software Provider be liable for damages to other products of which the Software may form a part. Software Provider's total liability arising out of or in connection with, the Software and related services shall be limited as provided in
              Section 13 last paragraph.

              IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR TORT DAMAGES OF ANY NATURE OR KIND WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THE USE OR PERFORMANCE OF THE SOFTWARE OR DOCUMENTATION, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

              In no event will Software Provider be liable to Partner under this Agreement with respect to damages arising under any claims or aggregate of claims in any amount which exceeds the lowest amount of (i) the aggregate amount of any remuneration paid hereunder or
              (h) 500.000 SEK. The above stated limitations apply to all Orders referring to this Agreement.

14.          AUDIT RIGHTS

             Software Provider shall have the right to direct an independent certified public accounting and audit firm of national standing to conduct, during normal business hours, an audit of the appropriate records of Partner to trace the revenue generated subject to any Agreement entered into between Partner and any End User with respect to the Software, and to ensure the content of the License Register. Such audit shall be at Software Provider's expense unless the adjustment of any revenues under such Agreements would be greater than five (5) per cent, in which case Partner shall pay
             Ito r a 111 expenses associated with the audit and 0 adjustment in fees due.

15.          PAYMENT

             Payment shall be effected against Software Provider's invoice payable thirty (30) days net after issuance. Any payments due thereafter shall bear an interest equivalent to annual fifteen
             (15) per cent.

16.          WARRANTIES

16.1         LIMITED WARRANTY

             Software Provider does not warrant that the Software will be error-free, and it is presumed that Partner understands that such freedom from faults in Software can not be achieved, but if any copy of the Software is reported to Software Provider within ninety
             (90) days from the date of delivery to Partner's End Users to have contained an error or malfunction, Software Provider shall use its best effort to correct such error or malfunction or (at its option) replace such copy of Software free of charge provided that:

             a. the Software has been used at all times properly and in accordance with instructions for use; and

             b. no alteration, modification or addition has been made to the Software, without Software Provider's prior written consent; and

             c. the alleged error or malfunction has been notified to Software Provider within the warranty period specified above.

             Each claim of Partner under this warranty shall be sent in writing to Software Provider specifying the type of Software involved and the nature of the fault or defect. Upon receipt of such written claim, Software Provider or its agent or representative shall have the right to test or to inspect the Software at its location or to have the Software dispatched to a point designated by Software Provider or returned to Software Provider carriage pre-paid. Software replaced or corrected under warranty shall be sent by Software Provider to Partner carriage prepaid.

             The Software Provider may attempt to correct software errors through the means it determines to be most appropriate, whether by telephone instructions, the issuance of updating documentation, corrective code or other methods.

             Notwithstanding the provisions above, Software Provider shall have no obligations of responsibility (i) if the Software is not used on the Designated System(s), (ii) if the Software has been subject to an extreme power surge or electromagnetic field, whether or not through the fault of Partner or its End Users, or (iii) if corrections recommended by the Software Provider has not been implemented.

             Obligations of responsibility for the Software are limited in all cases to software errors. Errors caused by hardware malfunctions or failure are excluded.

16.2         RIGHTS

              Software Provider represents and warrants that:

              a) it has full power, rights and authority to enter into this Agreement;

              b) it owns legally and beneficially, or has the right to grants the rights contained herein pertaining to, the copyright and all other intellectual property rights in the Software;

              c) the Software shall function in all material respect with the functional descriptions in the Documentation.

16.3          NO OTHER WARRANTIES

              Except for the express warranty in Clause 16.1 and 16.2 above, Software Provider does not make any express or implied warranty with respect to the Software, including without limitation any implied warranty of merchantability or fitness for particular purpose, and the express warranty stated above.

              Software Provider does not warrant that the Software shall operate with any Designated System as specified in Appendix, that the Software shall satisfy Partners and End Users own specific requirements or that copies of the Software other than those provided or authorized by the Software Provider shall possess functional integrity. Software Provider makes no warranties with respect to fitness and operability of modifications not made by the Software Provider.

              Partner acknowledges that Software Provider has made no representations regarding warranty other than as stated in Clause 12, 13 and Clause 16.

              Corrections of faults shall as far as possible be made at the premises of the Software Provider or at premises appointed by the Software Provider.

17.           TERM AND TERMINATION

17.1          TERM AND TERM OF NOTICE

              This agreement shall come into immediate force and effect after the agreement has been signed by both parties, and shall remain in effect for an initial period of thirty-six (36) months. After the expiration of the initial period, this Agreement shall be automatically renewed for a period of two year at the time, unless terminated by either party. The notice of termination be six (6) months, and shall be given by registered letter.

17.2          TERMINATION FOR CAUSE

              (i)     Failure to fulfill obligations:
              This agreement may be terminated immediately by either party if the other party fails to fulfill any of its material obligations under this Agreement and such default is not remedied within thirty (3 0) days from the date on which written notice thereof has been dispatched to the defaulting party, with the parties seeking termination reserving the right to damages.

              (ii)     Bankruptcy or insolvency:
              This Agreement may be terminated immediately in the event that either party is declared insolvent, is adjudged bankrupt or files a petition for bankruptcy, or reorganization under any bankruptcy law, is expropriated or sequestrated or submits or has to submit any other administrative or judicial matters of control. Insolvency is defined as inability to pay debts as they become due, and the excess of liability over assets. If this applies to the Software Provider then the Partner is entitled to a copy of the AMTrix source code, for the sole and only purpose of fulfilling current contracts with end customers.

17.3          LICENSES TERMINATE

              Upon termination of this Agreement, all licenses granted by Software Provider to Partner shall terminate, and Partner shall immediately discontinue using the Software. Partner shall undertake to erase and delete all Software, which Partner may have installed. Partner shall be obliged to certify in writing that such erasure and deletion of the Software has been effected. In addition, Partner shall hand over all originals, updates and copies of information, which Partner has received, from Software Provider with respect to the Software.

              If the agreement is terminated Partner shall in writing inform all. End Users/Reselling Parties with a letter that has been agreed by Software Provider. Partner shall also provide Software Provider with a copy on paper of the License Register.

              Valid agreements with End Users/Reselling Parties shall not be terminated as to their Software Agreements and their Update and Support Agreements when this agreement terminates. Software Provider will in such cases undertake the Update and Support towards the End User.

18.          GENERAL PROVISIONS

18.1         DISPUTES

             This agreement shall be governed by and construed in accordance with the laws of the kingdom of Sweden. The parties exclude the application of the UN Convention on Contracts for the International Sale of Gods. Any dispute regarding the interpretation or application of this agreement shall be ultimately settled by arbitration in accordance with the Swedish Act (1929:145) on Arbitrators. Place of arbitration shall be Stockholm. Both parties submit to the exclusive jurisdiction of the arbitral tribunal subject to the said Act.

             If, in the case of arbitration, the value of the sum claimed obviously does not exceed SEK 350.000, then the dispute shall be resolved by the District Court of Stockholm at the request of either party to which jurisdiction both parties submit in such a case.

18.2         SEVERABILITY

             If any portion of this Agreement is declared invalid, the parties agree that such invalidity shall not effect the validity of the remaining parts of the Agreement, and further agree to substitute for the invalid provision which approximates the intent and economic effect of the invalid provision as closely as possible.

18.3         NOTICES

             Any notice or other communication required or permitted to be sent under this Agreement shall be in writing and shall be sent in registered letter, return receipt requested, postage prepaid, to the address of the other party as set forth above, or to such address as the party shall have last furnished to the other party in writing, and shall be deemed to have been received by the other party five (5) days after the deposit in the mail.

18.4         ASSIGNMENT

             Except as otherwise expressly provided herein, neither this Agreement, any license granted hereunder, nor any Software may be assigned, sublicensed or otherwise transferred by Partner without Software Provider's prior written consent.

18.5         WAIVER

             A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default. Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

18.6         ENTIRE AGREEMENT

             This Agreement, together with the Appendices, represents, constitutes and expresses the entire Agreement between the parties with respect to the subject matter contained herein and supersedes any previous or simultaneous oral or written communications, representations, understandings or agreements with respect thereto,

18.7         MODIFICATIONS

             The terms of this Agreement may be modified only in writing signed by duly authorized representatives of both parties.

18.8         HEADINGS

             The titles of the Sections and Subsections of this Agreement are for convenience or reference only, and are not to be considered in construing this Agreement.

19.           FORCE MAJEURE

              No delay, failure or default in performance of any obligation hereunder shall constitute a breach of this Agreement, to the extent that such failure to perform, delay or default arises out of cause beyond the control and without the negligence of the party otherwise chargeable with failure, delay or default, including without limitation: action or inaction of governmental, civil, or military authority; fire; strike, lockout, or other labor dispute; flood; war; riot; earthquake; natural disaster; breakdown of public or common carrier communications facilities; or computer malfunction; or act, negligence or default of the other party. This Section 19 shall in no way limit the right of either party to this Agreement to make any claim against third parties for any damages suffered due to said causes.

              This Agreement has been executed in two counterparts of which each party has taken one.

PLACE AND DATE

Solna, 1999-11-01

/s/ Kenneth Olofsson
------------------------
Kenneth Olofsson

Nordic Country Manager

Viewlocity (Frontec AMT AB)

PLACE AND DATE

Solna, 1999-11-01

/s/ Olof Englund
------------------------
Olof Englund

President/CEO

Frontec AB